Exhibit 1.2

REGULATIONS OF THE BOARD OF DIRECTORS OF SUMITOMO MITSUI TRUST HOLDINGS, INC.

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

The purpose of these Regulations is to provide for matters concerning the composition, proceedings, etc. of the Board of Directors of the Company in addition to those provided for by laws and ordinances or the Articles of Incorporation, and thereby to facilitate the lawful, smooth and appropriate management of the Board of Directors.

Article 2.    (Definition)

In these Regulations, the “Group” means the Company and its banking subsidiaries and asset management subsidiaries.

Article 3.    (Authority of Amendment and Abrogation)

Amendment and abrogation of these Regulations shall require a resolution of the Board of Directors.

CHAPTER II

ORGANIZATION AND AUTHORITY OF THE BOARD OF DIRECTORS

Article 4.    (Organization and Authority)

1. The Board of Directors shall be organized by all the Directors.

2. The Board of Directors shall deliberate and decide on important matters including the basic policy for the management of business of the Group and observe that the operation of the business of the Group is executed on the basis of such decisions.

3. Any auditor shall attend a meeting of the Board of Directors and must express his/her opinion thereat whenever deemed necessary.

4. The Board of Directors may, whenever it deems necessary, request the Executive Officer(s) of the Company and the director(s), and executive officer(s) and others of the banking subsidiaries or the asset management subsidiaries to attend a meeting of the Board of Directors and to report the status of the execution of business. It may also request the person(s) concerned with the agenda of a meeting to attend the meeting of the Board of Directors and to give his(their) opinions thereat.

Article 5.    (Meetings)

1. Meetings of the Board of Directors shall either be ordinary meetings of the Board of Directors or extraordinary meetings of the Board of Directors.

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2. Ordinary meetings of the Board of Directors shall be convened once a month at a fixed time; provided, however, that such meeting may be canceled under certain circumstances.

3. Extraordinary meetings of the Board of Directors may be convened whenever necessary.

CHAPTER III

CONVOCATION

Article 6.    (Persons to Convene Meetings)

1. Meetings of the Board of Directors shall be convened by the Chairman of the Board.

2. In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the other Directors shall act in his/her place in the order previously determined by the Board of Directors.

3. Any of the Directors may request convocation of a meeting of the Board of Directors to the director authorized to convene the meeting by submitting the agenda therefor.

4. In the event that the notice of convocation is not dispatched within five (5) days from the date of making the request as referred to in the preceding paragraph to convene a meeting of the Board of Directors to be held within two (2) weeks from the date of making such request, the Director who requested the convocation shall be entitled to convene such meeting of the Board of Directors.

5. Any of the Auditors may, when he/she determines that a Director has committed or might commit a fraudulent act, or when he/she becomes aware of a fact that a Director has violated laws or ordinances or the Articles of Incorporation, request the convocation of, or convene, a meeting of the Board of Directors, if necessary, to report such act or fact, in the same manner as provided for in the preceding two (2) paragraphs.

6. Any of the Directors may convene a meeting of the Board of Directors immediately following the re-election of all of the Directors.

Article 7.    (Notice of Convocation)

1. Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.

2. In the event that the consent of all Directors and Auditors is obtained, meetings of the Board of Directors may be held without taking the procedures of convocation.

CHAPTER IV

PROCEEDINGS

Article 8.    (Chairman of Meetings)

1. Meetings of the Board of Directors shall be presided over by the Chairman of the Board.

2. In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the provisions of Article 6, Paragraph 2 shall be applied mutatis mutandis.

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3. A meeting of the Board of Directors convened immediately after the re-election of all of the Directors shall be presided over by the person elected by mutual vote from among the Directors present.

4. The chairman shall preside at meetings and organize proceedings.

Article 9.    (Method of Resolutions)

1. Unless otherwise provided for in laws or ordinances, a majority of the Directors who are entitled to vote shall attend the meeting of the Board of Directors and resolutions thereof shall be adopted by a majority of the votes of the Directors present.

2. In case of a resolution to approve extension of credit to a Director, a majority of the Directors who are entitled to vote shall attend the meeting and such resolution shall be adopted by not less than two-thirds of the votes of the Directors present.

3. Any Director who has a special interest in the matter referred to in the preceding two paragraphs shall be prevented from voting in relation to such matter. In such cases, the Director concerned shall not be included in the number of Directors present in the preceding two paragraphs.

Article 10.    (Omission of Resolution of Board of Directors)

1. In principle, matters to be resolved at a meeting of the Board of Directors shall be resolved after deliberation by the Directors present at a meeting of the Board of Directors held. The procedure under Article 36, Paragraph 2 of the Article of Incorporation shall be taken only in the case of an emergency and when it is difficult to hold a meeting of the Board of Directors within the required time frame.

2. Each Director may make a proposal with respect to the matters provided for in Article 11 of these Regulations (hereinafter in this Article, such proposal shall be referred to as the “Proposal”) pursuant to Article 36, Paragraph 2 of the Article of Incorporation when such Director determines that it is an emergency and that it is difficult to hold a meeting of the Board of Directors within the required time frame.

3. Each Director shall make a Proposal through the secretarial organization, and the secretarial organization shall immediately report the Proposal to the chairman of the meeting of the Board of Directors.

4. The Proposal shall become invalid when the following meeting of the Board of Directors is held, unless all Directors who are entitled to vote on such Proposal agree affirmatively in writing or by electronic means (hereinafter “in writing, etc.” shall refer to such writing and electronic means) and all Auditors indicate, in writing, etc., that they have no objection (hereinafter “the requirements for omission of a resolution are satisfied” shall refer to such agreement by all Directors and such indication of intention by all Auditors).

5. In the event that a Proposal is made, the chairman of the meeting of the Board of Directors shall report the progress, gist and result of the Proposal at the following meeting of the Board of Directors.

Article 11.    (Matters to be Resolved)

1. The matters listed in Exhibit I shall be resolved at meetings of the Board of Directors:

2. The President may, in case there are rational grounds that a matter is urgent, execute any matters listed in the preceding paragraph in consultation with Chairman without a resolution of the Board of Directors. In case that the consultation between the President and Chairman might not be held, whichever The President or Chairman may execute any matters independently. In such case, however, the consultation shall be held as soon as the situation allows.

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3. In case that the President or Chairman execute any matters under the preceding paragraph, the matter shall be presented for approval by convening a meeting of the Board of Directors under Article 6 or requesting convocation of a meeting of the Board of Directors without delay.

Article 12.    (Matters to be Reported)

1. The President shall, as a representative of all of the Directors executing business, report to the Board of Directors the status of the execution of business at least once every three (3) months, and the matters listed in Exhibit II whenever necessary; provided, however, that the President may, whenever necessary, cause other Directors or Executive Officers or directors, executive officers or others of the banking subsidiaries or asset management subsidiaries to make such report:

2. Any Director who has carried out a transaction referred to in Paragraph 5, Item (9) of the Exhibit I “Approval of a Director’s engaging in competitive transactions, transactions with the Company or transactions in which the interests of the Company and Director conflict” shall report to the Board of Directors the important facts of such transaction without delay.

Article 13.    (Omission of Report to Board of Directors)

1. In the event that a Director, Auditor or Accounting Auditor gives all Directors and Auditors notice of the matters provided for in preceding paragraph (excluding the report of the status of the execution of business to be made at least once every three (3) months pursuant to Article 12, Paragraph 1 of three Regulations) and other matters to be reported to the Board of Directors, the relevant matters are not required to be reported to the Board of Directors.

2. In the event that the preceding paragraph is applicable, a notice to that effect shall be given to the secretarial organization.

3. In the event that Paragraph 1 of this Article is applicable, minutes of a meeting of the Board of Directors shall be prepared, and all Directors and Auditors shall affix their names and seals thereto.

Article 14.    (Minutes)

1. The gist of proceedings and the results of a meeting of the Board of Directors, and other matters stipulated by laws and ordinances shall be recorded in the minutes, and the Directors and the Auditors present at the relevant meeting shall affix their names and seals thereto.

2. In the case where the requirements for omission of a resolution are satisfied with respect to a Proposal, minutes of a meeting of the Board of Directors shall be prepared provided for in Article 10, Paragraph 4, and all Directors and Auditors who have agreed affirmatively to the Proposal as provided for in Article 10, Paragraph 4 shall affix their names and seals thereto.

CHAPTER V

SECRETARIAL ORGANIZATION

Article 15.    (Secretarial Organization)

The General Manager of the General Affairs Department shall be responsible for the secretarial matters of the Board of Directors.

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Supplementary Provisions

Article 1.

1. These Regulations shall be enforced as from April 1, 2011.

2. With respect to the matters to be resolved, which are referred to in Exhibit I, Item 6 provided for in Article 11 and Exhibit II, Item5 provided for in Article 12 hereof, certain terms shall be construed as defined in the Appendix.

3. Material amendment to the rules (I) and regulations referred to in Exhibit I, Item 14 provided for in Article 11 and Exhibit II, Item5 provided for in Article 12 hereof shall not include the following matters.

(1)	In the case of reading the name of organization and managerial position in accordance with the restructuring of organization, etc.

(2)	In the case of reading the name of rules and regulations in accordance with the amendment of rules and regulations.

(3)	In case of reading the name of laws and ordinances by revising laws and ordinances.

4. The expansion of the scope of submission and reporting standard set forth in the Appendix shall be approved by The General Manager of the General Affairs Department, and the Directors and Auditors shall be promptly notified of the details of such expansion.

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Appendix

Standards for Submission and Reporting of Matters to the Board of Directors

This Appendix clarifies the criteria and definitions of certain terms under the submission and reporting standards provided for in these regulations, and sets forth detailed standards.

1.	Senior employees	“Senior employees” shall mean the General Managers stipulated by the Organization Regulations.

2.	Important organizational units	“Important organizational units” shall mean the Departments stipulated by the Organization Regulations.

3.	Disposal and acceptance of material assets	“Disposal and acceptance of material assets” shall include transfer and acquisition of part of the business (excluding transfer and acquisition for which a resolution at a general meeting of shareholders is required), and the detailed standards for other assets shall be as follows:

	(1) Movables and real estate	a.

Standards for submission:

(a)    Disposal and acquisition of assets of not less than two billion yen (¥2,000,000,000) per case; and

(b)    Disposal which incurs a disposal loss of not less than five hundred million yen (¥500,000,000) per case.

b.

Standards for reporting:

(a)    Disposal and acquisition of assets of not less than one billion yen (¥1,000,000,000) and less than two billion yen (¥2,000,000,000) per case; and

(b)    Disposal which incurs a disposal loss of not less than one hundred million yen (¥100,000,000) and less than five hundred million yen (¥500,000,000) per case.

(note)

(1)    Acquisition of movables and real estate shall include capital investment;

(2)    The standard of amount concerning disposal of movables and real estate shall be the larger of the “sale value” and the “book value”; and

(3)    The amount of disposal loss associated with disposal of movables and real estate shall be the net amount taking into account amortization and reserve.

	(2) Securities	a.	Standards for submission: Capital contribution in a client, and other acquisition and disposal of securities of not less than two billion yen (¥2,000,000,000) per case.

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b.

Standards for reporting:

Capital contribution in a client, and other acquisition and disposal of securities of not less than one billion yen (¥1,000,000,000) and less than two billion yen (¥2,000,000,000) per case.

	(3) Others	a.

Standards for submission

(a)    Donation (including donation for disasters) of not less than five hundred million yen (¥500,000,000) per case; and

(b)    Admission fee or annual fee of not less than five hundred million yen (¥500,000,000) per case.

4.	Borrowing and guarantee of large amounts	a.	Standards for submission: Borrowing and guarantee, etc. of money from a financial institution, in the amount of not less than two billion yen (¥2,000,000,000) per case.

b.

Standards for reporting:

Borrowing and guarantee, etc. of money from a financial institution, in the amount of not less than one billion yen (¥1,000,000,000) and less than two billion yen (¥2,000,000,000) per case.

5.	Transaction within the Group	Standards stipulated in the regulation of risk management.

6.	Others	“Other material changes” shall mean the changes affecting the essence of the relevant substance.

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EXHIBIT

MATTERS TO BE RESOLVED AT MEETINGS OF THE BOARD OF DIRECTORS

The following matters shall be resolved at meetings of the Board of Directors under Article 11 of the Regulations of the Board of Directors

Item		Matters to be resolved
1.	Matters concerning general meetings of shareholders

(1)    Convocation and subject matters, etc:

a.      Date and place of general meetings of shareholders;

b.      Subject matters;

c.      Voting rights may be exercised in writing;

d.      Voting rights may be exercised by electronic means; and

e.      Other matters stipulated by laws and ordinances.

(2)    Set up of the record date of extraordinary meetings of shareholders.

2.	Delegation of general meetings of shareholders	Mattersdelegated from general meetings of shareholders: (1) Allocation of the compensation; and (2) Others.

3.	Matters concerning common share

Mattersconcerning issuance of common shares:

(1)    Matters concerning issuance of new share or share acquisition rights;

(2)    Split of shares;

(3)    Acquiring own shares; and

(4)    Cancellation of treasury shares.

4.	Matters concerning handling and fees of shares	Establishmentand abrogation of Share Handling Regulations.

5.	Matters concerning Directors, Auditors and Executive Officers

(1)    Election and removal of Representative Directors;

(2)    Election and removal of Chairman, Vice Chairman, President, Vice President, Senior Managing Director, Managing Director;

(3)    Election and removal of Specific Directors;

(4)    Order of a substitute to act as chairman of a general meeting of shareholders;

(5)    Order of a substitute to act as chairman of a meeting of the Board of Directors;

(6)    Decision of a substitute person of the President;

(7)    Business in charge of each Director;

(8)    Commissioning business to, and discharging business from, Directors;

(9)    Approval of a Director’s engaging in competitive transactions, transactions with the Company or transactions in which the interests of the Company and the Director conflict;

(10)  Election and removal of Executive Officers;

(11)  Business in charge of each Executive Officer;

(12)  Commissioning business to, and discharging business from, Executive Officers;

(13)  Approval of a Executive Officer’s engaging in competitive transactions, transactions with the Company or transactions in which the interests of the Company and the Director conflict;

(14)  Execution of liability limitation agreement with outside Auditors; and

(15)  Commissioning business to, and discharging business from, Advisors.

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Item		Matters to be resolved
6.	Decision of matters concerning the execution of material business (Matters concerning Companies Act, Article 362, Paragraph 4) (Certain terms shall be construed as defined in the Appendix.)

(1)    Disposal and acquisition of material assets;

(2)    Borrowing and guarantee of large amounts;

(3)    Election and removal of general managers and other senior employees;

(4)    Establishment, change and abolition of important organization units;

(5)    Matters concerning issuance of bonds or debentures; and

(6)    Matters concerning the establishment of a system to ensure that the execution of the Director’s duties shall be compliant with laws or ordinances or the Articles of Incorporation and other systems stipulated by Ordinance of Ministry of Justice as necessary in order to ensure the appropriateness of the business of a corporation.

7.	Interim dividends	Mattersconcerning interim dividends

8.	Matters concerning financial results

(1)    Approval of financial statements and business reports, and schedules attached thereto;

(2)    Approval of consolidated financial statements;

(3)    Approval of balance sheet and consolidated balance sheet; and

(4)    Filing of annual securities reports and second quarterly reports.

9.	Matters concerning the basic policy, etc. for the management of the Group

Establishmentof the total management plan of the Group:

(1)    Establishment of a management policy, management plan and management strategy of the Group;

(2)    Approval of policies for establishment of management policies, management plans and management strategies of the banking subsidiaries and asset management subsidiaries;

(3)    Establishment of a risk management policy pursuant to the management strategy of the Group;

(4)    Establishment of a basic policy and criteria for ensuring compliance with laws and ordinances of the Group;

(5)    Establishment of a basic plan for evaluation of internal controls over financial reporting of the Group;

(6)    Approval of reports on internal controls over financial reporting of the Group; and

(7)    Establishment of basic policy for internal audit of the Group.

10.	Matters concerning a basic policy of compliance with laws and ordinances

(1)    Establishment of basic policy and criteria for ensuring compliance with laws and ordinances;

(2)    Establishment and material amendment of a compliance manual;

(3)    Establishment of a compliance program;

(4)    Establishment of basic policy for protection of customers; and

(5)    Establishment of a basic plan for protection of customers.

11.	Matters concerning a basic policy for risk management of the Company

(1)    Establishment of a risk management policy pursuant to the management strategy;

(2)    Establishment of a basic policy for protection of information assets; and

(3)    Establishment of a basic policy for emergency risk management.

12.	Matters concerning the basic policy for internal audit of the Group	Establishmentof a basic policy for internal audit of the Group.

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Item		Matters to be resolved
13.	Other matters concerning the execution of material business

(1)    Approval of the execution of the business of the banking subsidiaries which falls under the category of important insider information of the Company and will materially affect the management of the business of the Group;

(2)    Material transactions and acts with the banking subsidiaries;

(3)    Approval of merger and corporate split, etc. of the banking subsidiaries;

(4)    Establishment, abrogation, merger and corporate split of material subsidiaries;

(5)    execution, cancellation and amendment of material contracts; and

(6)    Settlement of specially material litigation and other dispute.

14.	Establishment and abrogation of, and amendment to, the rules and regulations of the Company	Establishment and abrogation of, and material amendment to, the rules and regulations of the Company.

15.	Others	(1) Other matters stipulated by laws and ordinances; (2) Other matters stipurated by the Articles of Incorporation; and (3) Other matters deemed necessary by the Board of Directors.

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EXHIBIT

MATTERS TO BE REPORTED TO MEETINGS OF THE BOARD OF DIRECTORS

The following matters shall be reported to meetings of the Board of Directors under Article 12 of the Regulations of the Board of Directors.

Item		Matters to be reported
1.	Matters concerning resolution of meetings of the Board of Directors	Progress and results of the execution of decisions resolved at meetings of the Board of Directors.

2.	Matters concerning businesses executed by the banking subsidiaries and asset management subsidiaries

(1)    Matters resolved at meetings of the board of directors of the banking subsidiaries (including the content of settlement of accounts);

(2)    Result of internal audits of the banking subsidiaries;

(3)    Result of asset assessment and result in respect of amortization and provision of the banking subsidiaries;

(4)    Result of monitoring of parties with a relatively-high credit risk conducted by the banking subsidiaries; and

(5)    Result of internal audits etc. of the asset management subsidiaries.

3.	Matters concerning the entire Group	(1) Matters concerning scandals, system troubles and complaints from customers that will materially affect management of the Group; and (2) Status of risks of the Group.

4.	Other matters concerning the execution of business (Certain terms shall be construed as defined in the Appendix)

(1)    Progress of a compliance program and basic plan for protection of customers;

(2)    Result of internal audit;

(3)    Result of major inspection by the governmental authorities concerned or of external audit and matters pointed out by such inspection or external audit and counter measures to improvement, and such result and matters with respect to the banking subsidiaries and asset management subsidiaries;

(4)    Result of asset assessment and condition of maintenance for asset assessment management system;

(5)    Execution of, amendment to and abrogation of labor agreements;

(6)    Assumption by Directors of offices with other companies or engagement in other occupations;

(7)    Filing of first quarterly reports and third quarterly reports;

(8)    Revision of earnings and dividends forecasts;

(9)    Disposal and acquisition of material assets; and

(10)  Borrowing and guarantee of large amounts.

5.	Establishment of, amendment to and abrogation of rules	Establishment, abrogation of and material amendment to rules(I).

6.	Others	(1) Other matters stipulated by laws and ordinances, and by the Articles of Incorporations; and (2) Other matters deemed necessary by the Board of Directors.

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